Exhibit 99.1


FOR IMMEDIATE RELEASE

Media Contact:                                                 Investor Contact:
Eric McErlain                                                        Kevin Libby
PSINet Media Relations                                 PSINet Investor Relations
(703) 726-1327                                                    (703) 726-1245
mcerlaine@psi.com                                                 libbyk@psi.com


      PSINET ANNOUNCES COMPLETION OF SALE OF PSINET TRANSACTIONS SOLUTIONS

ASHBURN, Va.--April 4, 2001--PSINet Inc. (NASDAQ:PSIX) today announced that it completed the sale of PSINet Transaction Solutions ("PTS") to an investment group led by GTCR Golder Rauner, LLC.

Net cash proceeds to PSINet were approximately $277 million, with an additional $10 million placed in escrow to cover subsequent adjustments. PTS is a leading worldwide provider of e-commerce data communications that transports point-of-sale transactions.

For financial reporting purposes, PTS will be treated as a discontinued operation, and PSINet will have a loss on disposal of approximately $340 million.

As previously announced, even with the proceeds from the PTS sale, the Company's current cash resources, and any cash generated by additional asset sales, are not expected to be sufficient to meet the Company's anticipated cash needs absent successful implementation of one or more financial or strategic alternatives currently under consideration by the Company, and the Company cannot provide any assurance that, even if any such alternatives are implemented, it will not run out of cash.


Headquartered in Ashburn, Virginia, PSINet is the Internet Super Carrier offering global e-commerce infrastructure, end-to-end IT solutions and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries.

Services are provided on PSINet-owned and operated fiber, satellite, web hosting and switching facilities, providing direct access in more than 900 metropolitan areas in 27 countries on five continents.

This release contains information about management's view of PSINet's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements, as a result of a variety of factors including, but not limited to, competitive developments, risks associated with PSINet's growth, the development of the Internet market, regulatory risks, ability to reach an agreement regarding restructuring with securities holders of PSINet and PSINet Consulting Solutions and other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the SEC.


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